Exhibit 99.1
One Lincoln Street
Boston, MA 02111
News Release

Investor Contact: Ilene Fiszel Bieler	Media Contact: Marc Hazelton
+1 617/664-3477	+1 617/513-9439

STATE STREET REPORTS FOURTH-QUARTER 2018 EPS OF $1.04; EPS $1.68
EXCLUDING NOTABLE ITEMS(a)

NET INTEREST INCOME UP 13% WITH NIM EXPANSION YEAR-ON-YEAR

INITIATED NEW $350 MILLION EXPENSE SAVINGS PROGRAM

BETTER POSITIONED FOR CCAR 2019 DUE TO BALANCE SHEET OPTIMIZATION

FULL-YEAR 2018 ROE OF 12.2%, UP 1.6% POINTS FROM FULL-YEAR 2017

Boston, MA ...January 18, 2019

In announcing today's financial results, Ronald O'Hanley, President and Chief Executive Officer, said "Over the course of 2018, I have engaged with State Street’s stakeholders including our investors, clients, employees and regulators. I have also led a reexamination of our Investment Servicing and Investment Management strategies. State Street has strong client relationships, unique assets and is well-positioned in attractive, high-growth markets. While we have made progress on our technology transformation, much remains to be done and we are not satisfied with our recent performance. Structural costs are still too high and our automation efforts have not moved fast enough."
O'Hanley continued, "New business wins remained strong, with a record $1.9 trillion of new asset servicing commitments in 2018, including $140 billion of new mandates in the fourth quarter. Net interest income increased significantly and foreign exchange trading performed well, while weaker equity markets and challenging industry conditions drove underperformance in servicing fees. Amidst challenging market and industry headwinds, we have launched a new expense program designed to reduce costs. As part of that program, we recorded a $223 million pre-tax repositioning charge, the benefits of which we expect to fully realize within 12-15 months. Our newly acquired Charles River Development business performed consistent with our expectations. Charles River Development is driving new activity with existing and new clients and we are making progress towards creating the industry's first fully integrated front-to-back offering."
(a)Results excluding notable items are a non-GAAP presentation. Please refer to the addendum for an explanation and reconciliation of non-GAAP measures.

O'Hanley concluded, "The changes we are making will position us well to realize our three-year strategic vision to be the leading asset servicer, asset manager, and data insight provider to the owners and managers of the world's capital, which I outlined last month. We have already initiated a series of actions and as a result we are highly focused on increasing capital return, revenue growth and margin expansion. I am confident that our strategy represents a significant opportunity to deliver growth, drive innovation and enhance shareholder value."

4Q18 Highlights
AUCA/AUM

•
Client Assets: Asset servicing AUCA as of quarter-end decreased 5% from 4Q17 primarily reflecting lower equity market levels. Asset management AUM as of quarter-end decreased 10% compared to 4Q17, primarily driven by weaker equity markets as well as institutional and cash outflows, partially offset by ETF inflows

New Business

•
Asset servicing mandates announced in 4Q18 totaled approximately $140 billion and total new mandates in 2018 were $1.9 trillion. Year-end servicing assets remaining to be installed in future periods totaled approximately $385 billion

•	Charles River Development (CRD): Mandates in 4Q18 include annual contract value bookings(b) of $14 million
Revenue

•	Total Revenue: 4Q18 revenue increased 5% compared to 4Q17

•
Fee Revenue: Increased 3%, or $59 million, relative to 4Q17, reflecting the acquisition of CRD and higher FX trading services revenue, partially offset by lower servicing fees and securities finance revenue

◦	CRD contributed $121 million to fee revenue

◦	The impact of the new revenue recognition standard contributed $67 million to fee revenue relative to 4Q17

•	Net Interest Income: Increased 13% relative to 4Q17, driven by higher market interest rates in the U.S. and disciplined liability pricing
Expenses

•
Expenses: Increased 16%, or $343 million, compared to 4Q17, reflecting the repositioning charge and other notable items, and the contribution of CRD, partially offset by net Beacon savings. The impact of the new revenue recognition standard contributed $67 million to expenses relative to 4Q17

◦
Total expenses, including notable items and CRD-related expenses, in the second half and first half of 2018 were $4.55 billion and $4.42 billion, respectively. Second-half 2018 underlying expenses were flat to the first-half of 2018(c)

(b) Annual contract value bookings represent signed annual recurring revenue contract value.
(c)Underlying expenses exclude notable items, CRD operating expenses and CRD-related intangible asset amortization. Underlying expenses are non-GAAP measures. 1Q18 GAAP and underlying expenses of $2,256 million included seasonal deferred incentive compensation for retirement-eligible employees of $148 million. 1Q18 underlying expenses excluding these effects were $2,108 million. 2Q18 GAAP expenses of $2,159 million included $77 million of notable items related to repositioning charges. Excluding these items, 2Q18 underlying expenses were $2,082 million. 3Q18 GAAP and underlying expenses were $2,079 million. 4Q18 GAAP expenses of $2,474 million included notable items of $313 million (consisting of $223M of repositioning charges, $24 million of acquisition and restructuring charges, $24 million of expenses related to a business exit, and $42 million of legal and related expenses) and CRD-related expense of $57 million (consisting of $39 million of operating expenses and $18 million of intangible asset amortization). Excluding these items, 4Q18 underlying expenses were $2,104 million. 1H18 underlying expenses further excluding for the seasonal effects noted above were therefore $4,190 million, relative to 2H18 underlying expenses of $4,183 million.

•
New Expense Program Initiated: State Street has initiated a new expense program to accelerate efforts to become a higher-performing organization and help navigate challenging market and industry conditions. Through increased resource discipline, process re-engineering and automation, State Street expects to realize $350 million in underlying expense savings in 2019. As part of the expense program's initiation, 4Q18 expenses included a repositioning charge of $223 million, including $198 million of compensation and employee benefits and $25 million of occupancy costs. The expense program includes:

◦	Resource Discipline:

▪	Reduction of senior managers by 15% through management delayering and aligning global organizations

▪	Introduction of a more rigorous performance management system

▪	Increased vendor management in subcustody and professional services

▪	Optimization of real estate footprint

◦	Process Re-engineering and Automation:

▪	Workforce reduction of 6%, or approximately 1,500 employees, in high cost locations as the Company realizes benefits of automation and standardized global processes

▪	Rationalization and streamlining of 3 operational hubs and 2 joint ventures

▪	Retirement of legacy applications and accelerated move to common platforms

▪	Limiting regional and client operating differences and reducing the number of manual, bespoke activities

Notable Items

(Dollars in millions, except EPS amounts)	Pre-tax	EPS Impact

Diluted EPS as reported		$1.04

Compensation and employee benefits	$198
Occupancy	25
Total repositioning charges	223	0.43

Acquisition and restructuring costs	24	0.04
Business exit: Channel Islands	24	0.05
Legal and related	50	0.12
Total notable items	$321	$0.64

Diluted EPS, excluding notable items		$1.68

Capital

•	Ratios: Capital ratios were relatively flat as compared to 4Q17

•
Investment Portfolio Repositioning: Completed investment portfolio re-balancing during 4Q18 to better position the balance sheet for 2019 CCAR process, increasing the percentage of high-quality liquid assets

•
Capital Return: Declared 4Q18 quarterly common stock dividend of $0.47 per share, an increase of 12% from the 4Q17 dividend. The Company intends to resume common stock repurchases in January and intends to repurchase up to $600 million through June 30, 2019 under its previously announced program

Financial Results

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q18	3Q18	Increase (Decrease)		4Q17	Increase (Decrease)
Total fee revenue(1)	$2,289	$2,280	0.4%		$2,230	2.6%
Net interest income	697	672	3.7		616	13.1
Total revenue	2,986	2,951	1.2		2,846	4.9
Provision for loan losses	8	5	60.0		(2)	(500.0)
Total expenses(1)	2,474	2,079	19.0		2,131	16.1
Net income available to common shareholders	398	709	(43.9)		334	19.2
Earnings per common share:
Diluted earnings per share	1.04	1.87	(44.4)		.89	16.9
Financial ratios and other metrics:
Effective tax rate	12.7	11.8	90	bps	48.4	(3,570)	bps
Average total assets	221,350	221,313	—		216,348	2.3
Fee operating leverage(2)			(18.61)%			(13.45)%
Operating leverage(2)			(17.81)			(11.18)
Return on average common equity	7.5%	14.0%	(650)	bps	6.9%	60	bps
Return on tangible common equity(3)	20.5	19.4	110		16.7	380
Pre-tax margin (GAAP-basis)	16.9	29.4	(1,250)		25.2	(830)

(1) Effects of the new revenue recognition standard (ASU 2014-09): The newly effective revenue recognition standard increased 4Q18 total fee revenue and total expenses by $67 million each relative to 4Q17. In 4Q18 relative to 4Q17, the revenue impact was $50 million in management fees, $11 million in trading services revenue, and $6 million in other line items. The expense impact was $11 million in transaction processing, $48 million in other expenses, and $8 million across other expense line items.
(2) The financial ratio represents the rate of growth of total revenue (or fee revenue) less the rate of growth of expenses relative to the preceding or prior year period, as applicable.
(3) Return on tangible common equity is calculated by dividing year-to-date annualized net income available to common shareholders (GAAP-basis) by tangible common equity. For additional information on the Reconciliation of Tangible Common Equity Ratio refer to the addendum included with this News Release.

Selected Financial Information and Metrics
The tables below provide a summary of selected financial information and key ratios for the indicated periods.
The following table presents AUCA, AUM, market indices and foreign exchange rates for the periods indicated.

(Dollars in billions, except market indices and foreign exchange rates)	4Q18	3Q18	Increase (Decrease)	4Q17	Increase (Decrease)
Assets under custody and administration(1)(2)	$31,620	$33,996	(7.0)%	$33,119	(4.5)%
Assets under management(2)	2,511	2,810	(10.6)	2,782	(9.7)
Market Indices(3):
S&P 500® daily average	2,699	2,850	(5.3)	2,603	3.7
MSCI EAFE® daily average	1,809	1,964	(7.9)	2,005	(9.8)
MSCI® Emerging Markets daily average	978	1,054	(7.2)	1,125	(13.1)
HFRI Asset Weighted Composite® monthly average	1,389	1,413	(1.7)	1,387	0.1
Barclays Capital Global Aggregate Bond Index® period-end	479	473	1.3	485	(1.2)
Average Foreign Exchange Rate (Euro vs. USD)	1.141	1.163	(1.9)	1.178	(3.1)
Average Foreign Exchange Rate (GBP vs. USD)	1.286	1.303	(1.3)	1.328	(3.2)

(1) Includes assets under custody of $23,248 billion, $25,300 billion, and $25,020 billion, as of 4Q18, 3Q18, and 4Q17, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

Industry Flow Data

(Dollars in billions)	Quarters
	1Q18	2Q18	3Q18	Three Months Ended November 30, 2018(4)	YTD 2017	YTD 2018(4)

North America - ICI Market Data(1)(2)
Long Term Funds(5)	$38.0	$(28.3)	$(50.4)	$(148.6)	$66.8	$(195.3)
Money Market	(52.2)	(51.7)	35.8	50.2	81.2	20.5
ETF	62.8	55.8	87.2	89.2	470.8	314.3
Total ICI Flows	$48.6	$(24.2)	$72.6	$(9.2)	$618.8	$139.5

Europe - Broadridge Market Data(1)(3)
Long Term Funds(5)	$160.5	$(24.9)	$(16.2)	$(126.9)	$713.5	$57.6
Money Market	(10.3)	(17.8)	(21.9)	2.0	75.7	(39.5)
Total Broadridge Flows	$150.2	$(42.7)	$(38.1)	$(124.9)	$789.2	$18.1

(1) Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.
(2) Source: Investment Company Institute.
Investment Company Institute (ICI) data includes funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus.

(3) Source: © Copyright 2018, Broadridge Financial Solutions, Inc.
Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.

(4) 4Q18 data is through November 30, 2018 on a rolling 3 month basis and includes September, October and November 2018 market data. FY 2018 represents the rolling twelve month period from December 2017 through November 2018, the last date for which information is available. Flows for FY 2018 will not equal the sum of the four quarters.

(5) The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.

Assets Under Management
The following table presents 4Q18 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of September 30, 2018	$1,789	$423	$317	$145	$136	$2,810
Long-term institutional inflows(1)	94	37	—	29	2	162
Long-term institutional outflows(1)	(100)	(41)	—	(31)	(3)	(175)
Long-term institutional flows, net	(6)	(4)	—	(2)	(1)	(13)
ETF flows, net	(5)	(1)	5	—	2	1
Cash fund flows, net	—	—	(35)	—	—	(35)
Total flows, net	(11)	(5)	(30)	(2)	1	(47)
Market appreciation / (depreciation)	(234)	4	1	(10)	(9)	(248)
Foreign exchange impact	—	—	(1)	(1)	(2)	(4)
Total market/foreign exchange impact	(234)	4	—	(11)	(11)	(252)
Balance as of December 31, 2018	$1,544	$422	$287	$132	$126	$2,511

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold Shares ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.

Revenue

(Dollars in millions)	4Q18	3Q18	Increase (Decrease)		4Q17	Increase (Decrease)
Servicing fees	$1,286	$1,333	(3.5)%		$1,379	(6.7)%
Management fees	440	474	(7.2)		418	5.3
Foreign exchange trading services	294	288	2.1		248	18.5
Securities finance revenue	120	128	(6.3)		147	(18.4)
Processing fees and other revenue	149	57	161.4		38	292.1
Total fee revenue(1)	2,289	2,280	0.4		2,230	2.6
Net interest income	697	672	3.7		616	13.1
Gains (losses) related to investment securities, net	—	(1)	nm		—	nm
Total Revenue	$2,986	$2,951	1.2		$2,846	4.9
Net interest margin	1.55%	1.48%	7	bps	1.38%	17	bps

(1) The newly effective revenue recognition standard increased 4Q18 total fee revenue by $67 million relative to 4Q17. For 4Q18 relative to 4Q17, the fee revenue impact was $50 million in management fees, $11 million in trading services revenue, and $6 million in other line items.
nm Not meaningful

Servicing fees decreased from 4Q17, reflecting weaker equity markets and challenging industry conditions, a previously announced client transition, and the unfavorable impact of currency translation, partially offset by new business wins. Compared to 3Q18, servicing fees decreased, primarily due to lower equity market levels and challenging industry conditions, as well as the unfavorable impact of currency translation, partially offset by higher client activity.
Management fees increased from 4Q17, due to $50 million related to the new revenue recognition standard, partially offset by lower equity market levels. Management fees decreased from 3Q18, primarily due to lower equity market levels and net outflows.
FX Trading Services revenue(2) increased from 4Q17, reflecting higher FX client volumes and volatility. The new revenue recognition standard contributed $11 million to 4Q18 trading services relative to 4Q17. Compared to 3Q18, trading services revenue increased, reflecting higher FX volatility.

Securities finance revenue decreased from 4Q17, reflecting balance sheet optimization efforts. Compared to 3Q18, securities finance revenue decreased due to lower assets on loan and lower spreads.
Processing fees and other revenue increased from 4Q17 and 3Q18. The increase over both periods is primarily due to the contribution of the recently acquired CRD.
Net interest income increased from 4Q17, driven by higher market interest rates in the U.S. and disciplined liability pricing, partially offset by a mix shift to HQLA. Compared to 3Q18, net interest income increased primarily due to higher U.S. interest rates and disciplined liability pricing. Net interest margin on a fully taxable-equivalent basis increased 17 and 7 basis points, respectively, compared to 4Q17 and 3Q18, driven by higher U.S. interest rates, disciplined liability pricing and a smaller interest earning balance sheet.
(2) FX trading services includes brokerage and other.

Expenses

(Dollars in millions)	4Q18	3Q18	Increase (Decrease)	4Q17	Increase (Decrease)
Compensation and employee benefits	$1,303	$1,103	18.1%	$1,067	22.1%
Information systems and communications	356	332	7.2	301	18.3
Transaction processing services	214	236	(9.3)	219	(2.3)
Occupancy	146	110	32.7	117	24.8
Acquisition and restructuring costs	24	—	—	133	(82.0)
Amortization of other intangible assets	81	47	72.3	54	50.0
Other	350	251	39.4	240	45.8
Total Expenses(1)	$2,474	$2,079	19.0	$2,131	16.1

(1) The newly effective revenue recognition standard increased 4Q18 total expenses by $67 million relative to 4Q17. For 4Q18 relative to 4Q17, the expense impact was $11 million in transaction processing, $48 million in other expenses, and $8 million across other expense line items.
nm Not meaningful

Compensation and employee benefits expenses increased from 4Q17, primarily reflecting a repositioning charge of $198 million, CRD related compensation and employee benefit expenses of $28 million, higher investments to support new business and annual merit increases, partially offset by net Beacon savings and lower performance based incentive compensation. Compared to 3Q18, compensation and employee benefits expenses increased primarily due to the repositioning charge, the contribution from CRD, and one additional payroll day in 4Q18, partially offset by net Beacon savings and lower performance based incentive compensation.
Information systems and communications expenses increased from 4Q17 and 3Q18. The increase from both periods reflects technology infrastructure enhancements.
Transaction processing services expenses decreased from both 4Q17 and 3Q18, reflecting lower market data and sub-custody costs. The 4Q18 transaction processing services expenses includes $11 million related to the new revenue recognition standard.
Occupancy expenses increased from 4Q17, primarily due to $25 million related to the 4Q18 repositioning charge. Compared to 3Q18, occupancy expenses increased, primarily due to the 4Q18 repositioning charge and the optimization of our global footprint strategy.
Other expenses and intangible asset amortization increased from 4Q17, primarily due to $48 million related to the new revenue recognition standard, higher legal and related expenses of $42 million, CRD related intangible asset amortization of $18 million, and business exit costs. Compared to 3Q18, other expenses increased primarily due to higher legal and related expenses, higher professional fees, CRD related intangible asset amortization, and business exit costs.

The 4Q18 effective tax rate was 12.7% compared to 48.4% in 4Q17 and 11.8% in 3Q18. The 4Q18 tax rate includes the impact of the notable adjustments referenced earlier in this announcement. The 4Q17 tax rate included a one-time estimated net tax cost of $270 million as a result of the enactment of the Tax Cuts and Jobs Act ("TCJA"), while the 3Q18 tax rate included a reduction related to the 2017 tax legislation changes.

Capital
The following table presents regulatory capital ratios for State Street Corporation. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Lower quarter-end capital ratios versus 3Q18 reflect the closing of the Charles River Development acquisition on October 1, 2018, partially offset by lower balance sheet levels and a reduction of risk weighted assets.

December 31, 2018(1)	Basel III Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Standardized Approach (Estimated) Pro-Forma(3)	Fully Phased in SLR
Common equity tier 1 ratio	12.1%	11.5%
Tier 1 capital ratio	16.0	15.1
Total capital ratio	16.8	16.0
Tier 1 leverage ratio	7.2	7.2
Supplementary Leverage Ratio			6.3%

September 30, 2018
Common equity tier 1 ratio	14.1%	13.0%
Tier 1 capital ratio	17.9	16.4
Total capital ratio	18.7	17.2
Tier 1 leverage ratio	8.1	8.1
Supplementary Leverage Ratio			7.1%
(1) December 31, 2018 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems.” Refer to the addendum included with this News Release for a description of the advanced approaches and a discussion of related risks. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.
(3) Estimated pro-forma fully phased-in ratios as of December 31, 2018 reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this News Release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the then applicable regulatory requirements. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.

Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Friday, January 18, 2019, at 10:00 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 9476965.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 9476965.
The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 4Q18, State Street expects to publish its updates during the period beginning today and ending on or about February 14, 2019.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $31,620 billion in assets under custody and administration and $2,511 billion* in assets under management as of December 31, 2018, State Street operates globally in more than 100 geographic markets and employs over 40,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $32 billion as of December 31, 2018), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

In this News Release:

•	All earnings per share amounts represent fully diluted earnings per common share.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•
New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Newly announced servicing asset mandates for the first quarter for 2018 include a significant amount of assets contracted for in the fourth quarter of 2017 for which we received client consent to disclose in the first quarter of 2018. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.

•
New business in assets to be serviced is reflected in our AUCA after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUCA and AUM as of December 31, 2018. Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

•
Operating leverage is defined as the rate of growth of total revenue less the rate of growth of expenses, relative to the successive prior year period, as applicable. Fee operating leverage is defined as the rate of growth of total fee revenue less the rate of growth of expenses, relative to the successive prior year period, as applicable. Year-over-year or YoY, refers to the current year period compared to the same period a year ago.

Forward-Looking Statements
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 18, 2019.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent for our clients, including as asset manager;

•
increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

•
the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

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requirements or expectations to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements, and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s decision to exit from the European Union or actual or potential changes in trade policy, such as tariffs or bi-lateral and multi-lateral trade agreements proposed by the U.S.;

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our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputation and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUCA or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our fee revenue in the event a client re-balances or changes its investment approach or otherwise re-directs assets to lower- or higher-fee asset classes;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate or consistent with our fiduciary duties;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business, and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime, inadvertent data disclosures and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

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changes or potential changes to the competitive environment, including due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses, including our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive and meets our clients requirements;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2017 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.